UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 9, 2014

MEDBOX, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-54928	45-3992444
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

8439 West Sunset Blvd., Suite 101
West Hollywood, CA 90069
(Address of principal executive offices) (zip code)

(800)-762-1452
 (Registrant's telephone number, including area code)

Copies to:
Darrin Ocasio, Esq.
Jeff Cahlon, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway
New York, New York 10006
Phone: (212) 930-9700
Fax: (212) 930-9725

(Former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 9, 2014, Ned Siegel and Matthew Feinstein were elected to the board of directors of Medbox, Inc. (the “Company”).

Mr. Siegel, 62, has served as President of The Siegel Group, Inc. since September 1997, and Managing Member of the Siegel Consulting Group, LLC since November 2009, which provide real estate development and realty management services. From October 2007 until January 2009, Mr. Siegel served as United States Ambassador to the Commonwealth of the Bahamas. Mr. Siegel was appointed Vice Chairman of Alternative Fuels Americas, Inc. in January of 2011. Mr. Siegel received a BA from the University of Connecticut in 1973 and a JD from the Dickinson School of Law in 1976. Mr. Siegel also serves on the board of directors of POSITIVEID Corp., HealthWarehouse.com, Inc., and Alternative Fuels Americas, Inc. Mr. Siegel’s managerial experience and contacts with government agencies qualifies him to serve on the Company’s board of directors.

Mr. Feinstein, 44, became a consultant to the Company heading the Company’s sales force in June of 2013, and has served as Vice President of the Company since February 1, 2014. Over the last 6 years, he was Operational Supervisor at Redbox where he developed policies and procedures and created performance metrics for employees and kiosks.  He was subsequently recruited to become Director of Operations at minuteKEY, a self-service key duplicating kiosk company with more than 2,000 locations nationwide.

On April 10, 2014, P. Vincent Mehdizadeh resigned as Chief Operating Officer and director of the Company and was appointed as Senior Strategist and Founder of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDBOX, INC.

Dated: April 10, 2014	By:	/s/ Dr. Bruce Bedrick
Name: Dr. Bruce Bedrick
Title: Chief Executive Officer